EX-99.B9(k)

                                NATIONS FUND, INC.

                       SHAREHOLDER SERVICING PLAN ("PLAN")
                     INVESTOR C SHARES -- MONEY MARKET FUNDS
                   INVESTOR B SHARES -- NON-MONEY MARKET FUNDS


            Section 1. Each of the proper officers of Nations Fund, Inc. (the "Company") is authorized to execute and deliver, in the name and on behalf of the Company, written agreements based substantially on the form attached hereto as Appendix A or any other form duly approved by the Company's Board of Directors ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship ("Servicing Agents") with the beneficial owners of Investor C Shares in any of the Company's Money Market Funds or Investor B Shares (formerly Investor N Shares) of the Company's Non-Money Market Funds (as defined on Exhibit I) (collectively, "Shares") provided that any material modifications of services listed in the Agreement shall be presented for approval or ratification by the Directors at the next regularly scheduled Board Meeting. Pursuant to such Agreements, Servicing Agents shall provide shareholder support services as set forth therein to their clients who beneficially own Shares of the portfolios listed on Exhibit I (the "Funds") in consideration of a fee, computed monthly in the manner set forth in the applicable Fund's then current prospectus, at an annual rate of up to 0.25% of the average daily net asset value of the Shares beneficially owned by or attributable to such clients. Affiliates of the Company's distributor, administrator, co-administrator and adviser are eligible to become Servicing Agents and to receive fees under this Plan. All expenses incurred by a Fund in connection with the Agreements and the implementation of this Plan shall be borne either by the holders of the Shares of the particular Fund involved. If more than one Fund is involved and these expenses are not directly attributable to Shares of a particular Fund, then the expenses may be allocated between or among the Shares of the Funds in a fair and equitable manner.

            Section 2. The Company's administrator and/or co-administrator shall monitor the arrangements pertaining to the Company's Agreements with Servicing Agents. The Company's administrator and co-administrator shall not, however, be obligated by this Plan to recommend, and the Company shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

            Section 3. So long as this Plan is in effect, the Company's distributor shall provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

            Section 4. Unless sooner terminated, this Plan shall continue in effect for a period of one year from its date of execution and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board of Directors, including a majority of the Directors who are not "interested persons," as defined in the Investment Company Act of 1940, of the Company and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Directors") cast in person at a meeting called for the purpose of voting on this Plan.


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            Section 5. This Plan may be amended at any time with respect to any
Fund by the Company's Board of Directors, provided that any material amendment of the terms of this Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 4.

            Section 6. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Directors.

            Section 7. While this Plan is in effect, the selection and nomination of the Disinterested Directors shall be committed to the discretion of such Disinterested Directors.

            Section 8. The Company will preserve copies of this Plan, Agreements, and any written reports regarding this Plan presented to the Board of Directors for a period of not less than six years.

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                                    EXHIBIT I
                                NATIONS FUND, INC.


            The term "Money Market Funds" shall refer to the following Funds of the Company:

            Nations Prime Fund
            Nations Treasury Fund

            The term "Non-Money Market Funds" shall refer to the following Funds of the Company:

            Nations Equity Income Fund
            Nations International Equity Fund
            Nations Government Securities Fund
            Nations International Growth Fund
            Nations Small Company Growth Fund
            Nations U.S. Government Bond Fund
            Nations International Value Fund



Amended:  February 5, 1997
          February 4, 1998